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Suite 900                   Correspondence:         Telephone: 902.420.3200
Purdy's Wharf Tower One     P.O. Box 997            Fax:       902.420.1417
1959 Upper Water Street     Halifax, NS             halifax@smss.com
Halifax, NS                 Canada B3J 2X2          www.smss.com
Canada B3J 3N2


File Reference: NS1126-51

February 18, 2005

Ainsworth Engineered Corp.
3194 - 1055 Dunsmuir Street
Vancouver, BC  V7X 1L3

Ladies and Gentlemen:

SCOPE OF OPINION

INTRODUCTION

         We have acted as special Nova Scotia counsel to Ainsworth Engineered Corp., a company organized under the laws of the province of Nova Scotia (the "GUARANTOR") and which is a subsidiary of Ainsworth Lumber Co. Ltd., a corporation organized under the laws of British Columbia (the "COMPANY"), in connection with the public offering of US$275,000,000 aggregate principal amount of the Company's 7 1/4% Senior Notes and US$175,000,000 aggregate principal amount of the Company's Senior Floating Rate Notes due October 1, 2010 (together, the "EXCHANGE NOTES"). The Exchange Notes are to be fully and unconditionally guaranteed (the "GUARANTEE") by the Guarantor. The Exchange Notes are to be issued pursuant to an exchange offer (the "EXCHANGE OFFER") in exchange for a like principal amount of the issued and outstanding 7 1/4% Senior Notes due October 1, 2012 and Senior Floating Rate Notes due October 1, 2010, in each case of the Company as applicable (the "ORIGINAL NOTES"). The Original Notes were, and the Exchange Notes will be, issued under the Indenture, dated as of September 22, 2004 (the "INDENTURE"), between the Company and The Bank of New York, as Trustee (the "TRUSTEE"), as contemplated by the Exchange and Registration Rights Agreement, dated as of September 22, 2004 (the "REGISTRATION RIGHTS AGREEMENT"), by and among the Company, the Guarantor and Deutsche Bank Securities Inc. and Goldman, Sachs & Co. as initial purchasers of the Original Notes. The Exchange Notes and the Guarantee are being registered pursuant to the registration statement of the Company and the Guarantor on Form F-4 (File No. 333-119812) relating thereto, filed with the Securities and Exchange Commission (the "COMMISSION") on October 19, 2004 under the Securities Act of 1933, as amended (the "ACT"), Amendment No. 1 to such registration statement, filed with the Commission on February 18, 2005 (such registration statement, as so amended at the time it became effective, including exhibits thereto being hereafter referred to as the "REGISTRATION STATEMENT").

         This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "ACT").


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Ainsworth Engineered Corp.
February, 18 2005
Page 2

EXAMINATION OF DOCUMENTS

In connection with this opinion, we have examined and relied upon originals or copies of each of the following:

1.       the Registration Statement;

2.       the form of Exchange Note;

3.       an executed copy of the Indenture;

4.       an executed copy of the Registration Rights Agreement;

5. the memorandum and articles of association, records of corporate proceedings, written resolutions and registers of the Guarantor contained in the minute book of the Guarantor;

6. resolutions of the directors of the Guarantor authorizing the execution and delivery of the Indenture and the performance of its obligations thereunder (including the Guarantee);

7. a certificate of an officer of the Guarantor dated the date hereof (the "OFFICER'S CERTIFICATE") (solely with respect to certain factual matters therein contained); and

8. a certificate of status (the "CERTIFICATE OF STATUS") issued pursuant to the Companies Act with respect to the Guarantor and dated February 17, 2005.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Guarantor and such agreements, certificates of public officials, certificates of officers or other representatives of the Guarantor and others, and such other certificates and records as we have deemed necessary or appropriated as a basis for the opinions set forth herein.

ASSUMPTIONS AND RELIANCE

         In stating our opinions we have assumed:

         (a) the genuineness of all signatures (other than those of officers of the Guarantor) and the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies whether photostatic, telecopied or otherwise and the legal power, capacity and authority of all natural persons signing in their individual capacities;

         (b) the accuracy and completeness of all information provided to us by offices of public record;

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Ainsworth Engineered Corp.
February, 18 2005
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         (c)      the accuracy and completeness of all statements of fact as set forth in the Officer's Certificate and the Solvency
                  Certificate;

         (d) that the Indenture has been physically delivered by the Guarantor to the other parties thereto or their lawful representatives and that such delivery was not subject to any condition or escrow which has not been satisfied.

QUALIFICATIONS

We are qualified to practice law only in the province of Nova Scotia and our opinions contained herein are rendered solely with respect to the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein. This opinion is rendered on the date hereof and we have no continuing obligation hereunder to inform you of changes of law, including judicial interpretations of law or fact subsequent to the date hereof, or of facts which we become aware of after the date hereof.

OPINIONS

         Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that

1. The Guarantor has been duly amalgamated and is validly existing as a company under the laws of the province of Nova Scotia.

2. The Indenture has been duly authorized, executed and delivered by the Guarantor.

3. The Guarantor has the requisite power and authority to execute and deliver the Guarantee and perform its obligations thereunder.

4. The execution and delivery of the Indenture by the Guarantor and the performance of its obligations thereunder, have been duly authorized by all necessary corporate action on the part of the Guarantor.

5. The choice of New York law as the governing law of the Indenture, including the Guarantee will be upheld as a valid choice of law by the courts of the Province of Nova Scotia provided that such choice of law is bona fide (in the sense that it was not made with a view to avoiding the consequences of the law of any other jurisdiction) and is not contrary to public policy as this term is understood under the laws of the Province of Nova Scotia.

6. The submission by the Guarantor in the Indenture to the non exclusive jurisdiction of any state or federal court located in New York County, City of New York, New York would be recognized by a Nova Scotia Court as a valid submission to the jurisdiction of such courts, if and to the extent that such submission is valid and enforceable under the laws of the State of New York.

7. In the event that the Guarantee is sought to be enforced in the Province of Nova Scotia, in accordance with the laws of the State of New York, the courts of competent jurisdiction

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Ainsworth Engineered Corp.
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         of the Province of Nova Scotia would, subject to paragraph 5 above, recognize the choice of law and apply the laws of the State of New York, upon proof of those laws, except to the extent that:

         (a) the provisions of the Guarantee or of the laws of the State of New York, are contrary to public policy as that term is understood under Nova Scotia laws; and

         (b) the provisions of the laws of the State of New York, are foreign revenue, expropriatory or penal laws, or those laws deal with matters which a Nova Scotia court considers procedural in nature.

8. A final and conclusive civil judgment in personam for a sum certain obtained in a court of competent jurisdiction of the State of New York against the Guarantor in connection with any action arising out of or relating to the Guarantee which judgment is not impeachable as void or voidable under the laws of the State of New York would be recognized and could be sued upon in a court in the Province of Nova Scotia and such court would grant a judgment which would be enforceable against the Guarantor in the Province of Nova Scotia provided that:

         (a)      the court of the State of New York did not act either:

                  (i) without jurisdiction under the conflict of laws rules of the laws of the Province of Nova Scotia; or

                  (ii) without authority, under the laws in force in the State of New York to adjudicate concerning the cause of action or subject matter that resulted in the judgment or concerning the person of that judgment debtor;

         (b) such judgment was not obtained by fraud or in any manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy as such term is understood under the laws of the Province of Nova Scotia and the laws of Canada applicable therein;

         (c) the Guarantor was duly served with the process of the New York Court or appeared to defend such process, and, for the purposes of service of process, it is not sufficient that the Guarantor had agreed to submit to the jurisdiction of New York;

         (d) the judgment is not contrary to the final and conclusive judgment of another jurisdiction;

         (e) the enforcement of that judgment does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws;

         (f) the enforcement of the judgment would not be contrary to any order made by the Attorney-General of Canada under the Foreign Extraterritorial Measures Act (Canada) or the Competition Tribunal under the Competition Act (Canada) in

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Ainsworth Engineered Corp.
February, 18 2005
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                  respect of certain judgments, laws, and directives having
                  effects on competition in Canada; and

         (g) the action to enforce that judgment is taken within six years of the date of that foreign judgment as stipulated in the Limitations of Actions Act (Nova Scotia).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement filed with the Commission in connection with the Exchange Offer. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Yours truly,

/S/ STEWART MCKELVEY STIRLING SCALES